Exhibit 99.1
Encore Energy Partners LP Announces Year-End Proved Reserves
and Certain Fourth Quarter 2009 Operating Results
FORT WORTH, Texas — (BUSINESS WIRE) — February 1, 2010
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced its year-end 2009 reserves and certain fourth quarter 2009 operating results.
Proved Reserves
Total proved oil and natural gas reserves at December 31, 2009 were 43.0 million barrels of oil equivalent (“BOE”), consisting of 28.9 million barrels of crude oil, condensate, and natural gas liquids and 84.7 billion cubic feet of natural gas. Proved reserves were calculated utilizing twelve month average prices during 2009, or $61.18 per Bbl of oil and $3.83 per Mcf of natural gas. Prior year proved reserves were calculated based on year-end 2008 spot market prices of $44.60 per Bbl of oil and $5.62 per Mcf of natural gas.
Using 2009 average prices, the estimated discounted net present value of ENP’s proved oil and natural gas reserves, before projected income taxes and net abandonment costs, using a 10 percent per annum discount rate (“PV-10 Value”) was approximately $500 million at December 31, 2009, as compared to a PV-10 Value of approximately $206 million at December 31, 2008 using unescalated year-end 2008 prices.
At December 31, 2009, oil reserves accounted for 67 percent of total proved reserves, and 92 percent of total proved reserves are developed. The following table summarizes the changes in proved reserves:

MBOE
Reserves at December 31, 2008	26,064
Purchases of minerals-in-place	3,140
Drop down of properties from EAC	14,216
Extensions and discoveries	187
Revisions of previous estimates	2,793
Production	(3,353)

Reserves at December 31, 2009	43,047

ENP’s proved reserve estimates for 100 percent of its properties were prepared by independent petroleum engineers.
Fourth Quarter Operating Results
Average daily production for the fourth quarter of 2009 was 6,308 Bbls of oil per day and 17,678 Mcf of natural gas per day, for a combined 9,254 BOE per day.

For the fourth quarter of 2009, the Partnership’s average realized wellhead oil price was $67.51 per Bbl, and the average realized wellhead natural gas price was $4.48 per Mcf. During the fourth quarter of 2009, the Partnership’s oil and natural gas differentials to NYMEX averaged a negative 11 percent ($8.47 per Bbl) and a positive 7 percent ($0.31 per Mcf), respectively. The average NYMEX oil price was $75.98 per Bbl in the fourth quarter of 2009, and the average NYMEX natural gas price was $4.17 per Mcf.
In the fourth quarter of 2009, the Partnership invested $1.1 million in its development program. For the full year, the Partnership’s development costs totaled $8.4 million.
The amounts provided in this press release are subject to change after review and audit of the Partnership’s financial statements.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com